UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 12, 2024

AEON Biopharma, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40021	85-3940478
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

5 Park Plaza

Suite 1750

Irvine, CA 92614

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (949) 354-6499

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value per share	AEON	NYSE American
Warrants to purchase Class A common stock	AEON WS	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.      ☐

Item 1.01. Entry into a Material Definitive Agreement.

As previously disclosed, on March 19, 2024, AEON Biopharma, Inc. (“AEON” or the “Company”) and AEON Biopharma Sub, Inc., a subsidiary of the Company (“AEON Sub”), entered into a subscription agreement (the “Subscription Agreement”) with Daewoong Pharmaceutical Co., LTD. (“Daewoong”) relating to the sale and issuance by the Company of senior secured convertible notes in the principal amount of up to $15.0 million, which are convertible into shares of the Company’s Class A common stock, par value $0.0001, subject to certain conditions and limitations set forth in each convertible note. The Subscription Agreement was previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) by the Company on March 19, 2024.

As previously disclosed, on March 24, 2024, AEON issued and sold to Daewoong one senior secured convertible note in the principal amount of $5.0 million. Such convertible note was previously filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC by the Company on March 28, 2024.

Subsequent Closing

Pursuant to the terms of the Subscription Agreement, on April 12, 2024, AEON issued and sold to Daewoong one senior secured convertible note (the “Convertible Note”) in the principal amount of $10.0 million. The Company will use the net proceeds from the Convertible Note to support the late-stage clinical development of its lead product candidate ABP-450 and for general working capital purposes.

The Convertible Note contains customary events of default, accrues interest at an annual rate of 15.79% and has a maturity date of April 12, 2027, unless earlier repurchased, converted or redeemed in accordance with its terms prior to such date. The terms of the Convertible Note are identical to the terms of the Convertible Notes, as described in Item 1.01 of the Company’s Current Report on Form 8-K filed with the SEC on March 19, 2024, which is incorporated herein by reference.

The description of the Convertible Note is qualified in its entirety by the full text of the Convertible Note, a copy of which is filed herewith as Exhibit 4.1, and which is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 1.01 of this Current Report under the caption “Subsequent Closing” is incorporated into this Item 2.03 by reference in its entirety.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Pursuant to the terms of the Subscription Agreement, the Board of Directors (the “Board”) of the Company appointed Seongsoo Park as a Class III director of the Board, effective as of April 12, 2024. In connection with Mr. Park’s appointment to the Board, the size of the Board was increased from five to six members. Mr. Park will serve as a Class III director until the Company’s 2026 annual meeting of stockholders or until his successor is duly elected and qualified or the earlier of his death, resignation or removal.

Mr. Park has served as the Chief Executive Officer of Daewoong since April 2024. From April 2015 to March 2024, Mr. Park served as the Executive Vice President and Division Head of Daewoong. As an Executive Vice President, Mr. Park was responsible for research, product development, manufacturing, product commercialization, marketing, securing regulatory approvals, and managing international partnerships. Prior to his positions at Daewoong, Mr. Park was Head of Daewoong America Inc. from August 2011 to March 2015. Mr. Park has been a director at Daewoong since March 2023 and was a director at Daewoong Co., Ltd., an affiliate of Daewoong, from March 2021 to March 2023. In addition, Mr. Park is currently a director at iN Therapeutics Co., Ltd. and DNHoldings Co, Ltd., both private companies, as well as the Korea Drug Research Association, a non-profit organization. Mr. Park holds a bachelor’s degree in Manufacturing Pharmacy and a master’s degree in Medicinal Chemistry, both of which he earned from Seoul National University. Mr. Park is also a licensed pharmacist (RPh) in Korea. The Company believes that Mr. Park is qualified to serve on the Board based on his extensive industry and leadership experience, as well as his experience as a director of public and private companies.

In connection with the appointment, Mr. Park has entered into an indemnification agreement with the Company consistent with the form of indemnification agreement entered into between the Company and its other directors, the form of which was filed as Exhibit 10.9 to the Company’s Registration Statement on Form S-4, filed with the SEC on May 1, 2023 and is incorporated herein by reference.

Other than as described herein, there are no arrangements or understandings pursuant to which Mr. Park was selected as a director, and Mr. Park does not have a direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

4.1	Senior Secured Convertible Note, dated April 12, 2024, by and among AEON Biopharma, Inc., Daewoong Pharmaceutical Co., LTD. and AEON Biopharma Sub, Inc.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AEON Biopharma, Inc.

Date: April 17, 2024	By:	/s/ Marc Forth
Marc Forth
Chief Executive Officer